Exhibit 15

FOURTH AMENDMENT TO
NOTE AND WARRANT PURCHASE AGREEMENT

This FOURTH AMENDMENT TO NOTE AND WARRANT PURCHASE AGREEMENT, dated as of January 16, 2014 (this “Amendment”), is made by and among CAREVIEW COMMUNICATIONS, INC., a Nevada corporation (the “Company”), and the investors identified on Annex I attached hereto (together with their respective successors and permitted assigns, the “Investors”).

WITNESSETH:

WHEREAS, the Company and the Investors are parties to that certain Note and Warrant Purchase Agreement, dated as of April 21, 2011 (as amended from time to time, including without limitation pursuant to that certain Note and Warrant Amendment Agreement dated December 20, 2011, that certain Second Amendment to Note and Warrant Purchase Agreement dated January 31, 2012, and that certain Third Amendment to Note and Warrant Purchase Agreement dated August 20, 2013, the “Purchase Agreement”); and

WHEREAS, pursuant to Section 7.9 of the Purchase Agreement and subject to the terms and conditions contained herein, the parties hereto desire to amend the Purchase Agreement as set forth herein; and

WHEREAS, the Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated herein and in the Purchase Agreement, (i) additional Notes in the initial aggregate principal amount of $5,000,000, with a conversion price per share equal to $0.40 (subject to adjustment as described therein) (the “2014 Supplemental Closing Notes”), and (ii) additional Warrants to purchase an aggregate of up to 4,000,000 shares of the Company’s Common Stock, at an exercise price per share equal to $0.40 (subject to adjustment as described therein) (the “2014 Supplemental Warrants”), in each case as of the date of this Amendment (the “2014 Supplemental Closing Date”); and

WHEREAS, the Company and the Investors are executing and delivering this Amendment in reliance upon the exemption from securities registration afforded by the provisions of Regulation D, as promulgated by the Commission under the Act.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants contained herein and in the Purchase Agreement, which represent integral components of the transactions contemplated hereby and thereby and shall be fully enforceable by the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors mutually agree as follows:

1.          Definitions. Capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings ascribed to them in the Purchase Agreement.

2.            Amendments to Purchase Agreement.

a.           Section 1.3 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Sale of Additional Securities. After the Closing, the Company may sell to the Investors, on the same terms and conditions as those contained in this Agreement (as amended from time to time), up to $10,000,000 in additional Notes and Warrants to purchase an additional 4,000,000 shares of Common Stock, and (a) any such additional Notes shall be included within the definition of “Notes” under this Agreement; (b) any such additional Warrants shall be included within the definition of “Warrants” under this Agreement; (c) any such additional Notes and additional Warrants shall be included within the definition of “Closing Securities” under this Agreement; (d) any shares of Common Stock issuable upon conversion of any such additional Notes shall be included within the definition of “Note Shares” under this Agreement; (e) any shares of Common Stock issuable upon the exercise of any such additional Warrants shall be included within the definition of “Warrant Shares” under this Agreement; and (f) any amendment to this Agreement to further consummate the sale of any such additional Notes and/or additional Warrants shall be included within the definition of “Transaction Documents” under this Agreement. Any such additional Notes shall be substantially in the form of the senior secured convertible note attached hereto as Exhibit A, with such updates to the “Issuance Date”, “Maturity Date”, “First Five Year Note Period”, “Conversion Price” and other terms as shall be mutually acceptable to the Company and the Investors. Any such additional Warrants shall be substantially in the form of common stock warrant attached hereto attached hereto as Exhibit B, with such updates to the “Expiration Date”, “Warrant Price” and other terms as shall be mutually acceptable to the Company and the Investors.”

b.           The last sentence of Section 2(d)(i) of the form of Note attached as Exhibit A to the Purchase Agreement and the last sentence of Section 2(d)(i) of each of the currently outstanding Notes held by the Investors is hereby amended and restated in its entirety to read as follows:

“For purposes of this Note, the term “Major Event” shall mean the occurrence of (i) the signing of a definitive agreement or a series of agreements for the transfer, sale, lease or license of all or substantially all of the Company’s assets or capital securities; (ii) the signing of a definitive agreement to consolidate or merge with or into another Person (whether or not the Company is the Successor Entity) that results or would result, after giving effect to the consummation of the transactions contemplated by such agreement, in such other Person (or the holders of such other Person’s capital stock immediately prior to the transaction) (other than the Holder or its Affiliates) being or becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of any class of the Company’s or the Successor Entity’s outstanding capital securities; (iii) the signing of a definitive agreement or a series of agreements to consummate a stock acquisition or sale or other business combination (including, without limitation, a reorganization, recapitalization, or spin-off), or series thereof, with any other Person or Persons (other than the Holder or its Affiliates) that results or would result, after giving effect to the consummation of the transactions contemplated by such agreement or agreements, in such other Person or Persons being or becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of any class of the Company’s outstanding capital securities; (iv) the commencement or other public announcement by any Person (other than the Company, the Holder or the Holder’s Affiliates) of a purchase, tender or exchange offer for 35% or more of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer); (v) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) (other than the Holder or its Affiliates) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (x) 35% or more of the aggregate ordinary voting power represented by issued and outstanding Common Stock or (y) 35% or more of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by such Person or Persons as of the date hereof; or (vi) the public announcement by any Person, Persons or group (other than the Company, the Holder or the Holder’s Affiliates) of a bona fide intention to enter into any of the agreements or to engage in or commence any of the actions described in clauses (i) through (v) above, or otherwise reflecting an intent to acquire the Company or all or substantially all of its assets or capital securities, or the public announcement by the Company of its receipt of a communication from such a Person, Persons or group evidencing the same.”

c.           The first sentence of Section 2(f) of the form of Note attached as Exhibit A to the Purchase Agreement and the first sentence of Section 2(f) of each of the currently outstanding Notes held by the Investors is hereby amended and restated in its entirety to read as follows:

“This Note is one of a series of notes issued by the Company pursuant to the Purchase Agreement.”

d.           Section 4(a)(xi) of the form of Note attached as Exhibit A to the Purchase Agreement and Section 4(a)(xi) of each of the currently outstanding Notes held by the Investors is hereby amended and restated in its entirety to read as follows:

“[Intentionally omitted]”

e.           Section 23(c) of the form of Note attached as Exhibit A to the Purchase Agreement and Section 23(c) of each of the currently outstanding Notes held by the Investors is hereby amended and restated in its entirety to read as follows:

““Change of Control” means the consummation of any transaction described in clauses (i) through (v) of the definition of “Major Event” in Section 2(d)(i).”

f.            Section 23 of the form of Note attached as Exhibit A to the Purchase Agreement and Section 23 of each of the currently outstanding Notes held by the Investors is hereby amended to add the following definition in its alphabetical position:

“(d)          “Closing Sale Price” means, as of any date, the last closing trade price for the Common Stock on the Eligible Market representing the principal securities exchange or trading market for the Common Stock, as reported by Bloomberg, or, if such Eligible Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no Eligible Market is the principal securities exchange or trading market for the Common Stock, the last closing trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group, Inc. or any successor thereto. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.”

3.            No Further Amendments. Except as amended by this Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms.

4.          Issuance of 2014 Supplemental Closing Notes and 2014 Supplemental Warrants. Subject to the terms and conditions of this Amendment and the Purchase Agreement, on the 2014 Supplemental Closing Date, each of the Investors listed on Annex I shall severally, and not jointly, purchase from the Company, and the Company shall sell and issue to each Investor, the 2014 Supplemental Closing Notes and the 2014 Supplemental Warrants in the respective amounts set forth opposite each such Investor’s name on Annex I in exchange for a cash payment by each such Investor of the amount set forth opposite such Investor’s name on Annex I (the “2014 Supplemental Purchase Price”). The 2014 Supplemental Closing Notes shall be substantially in the form attached hereto as Exhibit A-1, and the 2014 Supplemental Warrants shall be substantially in the form attached hereto as Exhibit B-1. The closing of the purchase, sale and issuance of the 2014 Supplemental Closing Notes and 2014 Supplemental Warrants (the “2014 Supplemental Closing”) shall take place simultaneously with the execution of this Amendment at the offices of Edwards Wildman Palmer LLP, 111 Huntington Avenue, Boston, Massachusetts 02199, or at such other location as the Company and the Investors shall mutually agree. At the 2014 Supplemental Closing, the Company shall have satisfied the closing conditions set forth in subsections (c)-(h), (k) and (l) of Section 4.1 of the Purchase Agreement as of the 2014 Supplemental Closing Date (for avoidance of doubt, reading references to the “Closing Date” in such subsections to refer to the 2014 Supplemental Closing Date) and shall deliver to the Investors the 2014 Supplemental Closing Notes and the 2014 Supplemental Warrants, each registered in such name or names as the Investors may designate. On the 2014 Supplemental Closing Date, the Investors shall deliver the 2014 Supplemental Purchase Price to the Company, payable by wire transfer in same day funds to an account specified by the Company in writing. The 2014 Supplemental Closing Notes shall be secured as and to the same extent as the other Notes issued pursuant to the Purchase Agreement, as described in the Transaction Documents, including, without limitation, the Security Agreement and IP Security Agreement.

5.          Bringdown of Company’s Representations and Warranties. The Company represents and warrants to the Investors that, except as set forth in a disclosure letter delivered to the Investors as of the 2014 Supplemental Closing Date, the statements contained in Article 2 and the first sentence of Section 5.1(k) of the Purchase Agreement are true and correct as of the 2014 Supplemental Closing Date as though made as of the 2014 Supplemental Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true and correct as of such other specified date). For the avoidance of doubt, as a result of the operation of this Section 5 and for purposes hereof, any representation and warranty made in the Purchase Agreement “as of the Closing Date” shall be deemed to be made as of the 2014 Supplemental Closing Date, any reference in a representation and warranty to “the date hereof” shall be deemed to refer to the date of this Amendment, any retroactive time period set forth in a representation and warranty shall be deemed to be retroactive from the date of this Amendment for such time period, and any reference to “Closing Securities” shall be deemed to refer to the 2014 Supplemental Closing Notes and the 2014 Supplemental Warrants.

6.          Bringdown of Investors’ Representations and Warranties. Each Investor, severally and not jointly, represents and warrants to the Company that the statements contained in Article 3 of the Purchase Agreement are true and correct as of the 2014 Supplemental Closing Date as though made as of the 2014 Supplemental Closing Date (for this purpose, reading any reference to “Closing Securities” in such Article 3 to refer only to the 2014 Supplemental Closing Notes and the 2014 Supplemental Warrants).

7.          Form D and Blue Sky. The Company agrees to file a Form D with respect to the 2014 Supplemental Closing Notes and the 2014 Supplemental Warrants as required under Regulation D and to provide a copy thereof to the Investors promptly after such filing. The Company shall, on or before the 2014 Supplemental Closing Date, take such action as is necessary in order to obtain an exemption for or to qualify the 2014 Supplemental Closing Notes and the 2014 Supplemental Warrants for sale to the Investors at the 2014 Supplemental Closing pursuant to this Amendment under applicable securities or “Blue Sky” laws of the State of New York, and shall provide evidence of any such exemption or qualification so taken to the Investors on or prior to the 2014 Supplemental Closing Date. The Company shall make all filings and reports relating to the offer and sale of the 2014 Supplemental Closing Notes and the 2014 Supplemental Warrants required under applicable securities or “Blue Sky” laws of the State of New York following the 2014 Supplemental Closing Date.

8.          Acknowledgement and Undertaking by Company. The Company agrees and acknowledges that the transactions described in this Amendment and the issuance of the 2014 Supplemental Closing Notes, the 2014 Supplemental Warrants and shares of Common Stock upon exercise or conversion of the 2014 Supplemental Closing Notes and 2014 Supplemental Warrants are intended to be exempt from Section 16(b) of the Exchange Act pursuant to one or more rules promulgated thereunder, applicable law and the Commission’s releases and interpretations, and will, from time to time as and when requested by the Investors, and will cause its successors and assigns to, execute and deliver or cause to be executed and delivered, to the extent it may lawfully do so, all such documents and instruments and take, or cause to be taken, to the extent it may lawfully do so, all such further actions as the Investors may reasonably deem necessary and desirable to facilitate and effect any such exemption.

9.          Acknowledgment by Investors. The Investors agree and acknowledge that the Company’s current arrangements for the replacement of Samuel Greco are acceptable to the Investors and that neither the resignation of Samuel Greco nor such arrangements for his replacement will constitute an Event of Default under Section 4(a)(x) of the Notes.

10.         Miscellaneous.

a.           Ratification and Confirmation. The Company acknowledges, agrees and confirms that: (x) the Purchase Agreement and each of the other Transaction Documents, as amended and otherwise modified by the amendments and other modifications specifically provided herein, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed; and (y) without limiting the generality of the foregoing clause (x), (i) all obligations, liabilities and Indebtedness of the Company under the Transaction Documents, as amended hereby, constitute “Obligations” (as defined in the Security Agreement) secured by and entitled to the benefits of the security set forth in the Security Agreement and the IP Security Agreement, and the liens and security interests granted in favor of the Investors under the terms of the Security Agreement and the IP Security Agreement are perfected, effective, enforceable and valid and such liens and security interests are, in each case, a first priority lien and security interest (except to the extent otherwise expressly permitted by the Transaction Documents) and such liens and security interests are hereby in all respects ratified and confirmed, and (ii) the shares of Common Stock issuable upon exercise or conversion of the 2014 Supplemental Closing Notes and the 2014 Supplemental Warrants shall constitute “Registrable Securities” under the Registration Rights Agreement.

b.           Expenses. The Company will pay and bear full responsibility for the reasonable legal fees and other out-of-pocket costs and expenses of the Investors attributable to the negotiation and consummation of the transactions contemplated hereby.

c.           Further Assurances. The Company shall duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further instruments and documents and to take all such action, in each case as may be necessary or proper in the reasonable judgment of the Investors to carry out the provisions and purposes of this Amendment.

d.           Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto, the execution and delivery of this Amendment and the closing of the transactions contemplated hereby.

e.           Governing Law. All questions concerning the construction, interpretation and validity of this Amendment shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Amendment, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

f.            Construction. The Company and the Investors acknowledge that the Company and its independent counsel and the Investors and their independent counsel have jointly reviewed and drafted this document, and agree that any rule of construction and interpretation to the effect that drafting ambiguities are to be resolved against the drafting party shall not be employed.

g.           Counterparts; Facsimile and Electronic Signatures. This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Counterpart signatures to this Amendment delivered by facsimile or other electronic transmission shall be acceptable and binding.

h.           Headings. The section and paragraph headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Fourth Amendment to Note and Warrant Purchase Agreement as of the date first written above.

COMPANY:

CareView Communications, Inc., A Nevada corporation

By:
Name: Steven G. Johnson
Title: President

INVESTORS:

HealthCor Partners Fund, L.P.
By: HealthCor Partners Management L.P., as Manager
By: HealthCor Partners Management, G.P., LLC, as General Partner

By:
Name: Jeffrey C. Lightcap
Title: Senior Managing Director

Address: HealthCor Partners
Carnegie Hall Towers
152 West 57th Street
New York, NY 10019

HealthCor Hybrid Offshore Master Fund, L.P.
By: HealthCor Hybrid Offshore G.P., LLC, as General Partner

By:
Name: John H. Coghlin
Title: General Counsel

Address: HealthCor Partners
Carnegie Hall Towers
152 West 57th Street
New York, NY 10019

ACKNOWLEDGED AND AGREED:

CareView Communications, Inc., A Texas corporation

By:
Name:
Title:

CareView Operations, LLC

By:
Name:
Title:

Annex I

Investors

Investor	2014 Supplemental Closing Notes	2014 Supplemental Warrants	Supplemental Purchase Price
HealthCor Partners Fund, L.P.	$2,329,000	1,863,200	$2,329,000
HealthCor Hybrid Offshore Master Fund, L.P.	$2,671,000	2,136,800	$2,671,000
TOTAL	$5,000,000	4,000,000	$5,000,000

Exhibit A-1

Form of 2014 Supplemental Closing Notes

See attached.

Exhibit B-1

Form of 2014 Supplemental Warrants

See attached.